Exhibit 99.2

Virgin America Inc. Condensed Consolidated Balance Sheets (In thousands)

	September 30, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$614,278	$496,349
Receivables, net	37,218	19,556
Prepaid expenses and other assets	17,940	10,675
Total current assets	669,436	526,580
Property and equipment:
Flight equipment	645,345	373,199
Ground and other equipment	99,474	85,471
Less accumulated depreciation and amortization	(118,586)	(92,173)
	626,233	366,497
Pre-delivery payments for flight equipment	25,960	72,402
Total property and equipment, net	652,193	438,899
Aircraft maintenance deposits	235,376	216,207
Aircraft lease deposits	57,287	58,330
Restricted cash	21,559	19,800
Deferred income taxes	91,776	171,443
Other non-current assets	166,639	137,272
	572,637	603,052
Total assets	$1,894,266	$1,568,531

See accompanying notes to the condensed consolidated financial statements.

Virgin America Inc. Condensed Consolidated Balance Sheets (In thousands)

	September 30, 2016	December 31, 2015
	(Unaudited)
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$52,762	$76,603
Air traffic liability	230,623	174,853
Other current liabilities	117,972	117,135
Long-term debt-current portion	30,581	48,843
Total current liabilities	431,938	417,434
Long-term debt	395,881	216,477
Long-term debt-related parties	45,505	42,421
Other long-term liabilities	81,733	84,052
Total liabilities	955,057	760,384
Contingencies and commitments (Note 5)
Stockholders’ equity
Preferred stock	—	—
Common stock	444	442
Treasury stock	(6,856)	(5,038)
Additional paid-in capital	1,260,223	1,251,524
Accumulated deficit	(305,123)	(412,479)
Accumulated other comprehensive loss	(9,479)	(26,302)
Total stockholders’ equity	939,209	808,147
Total liabilities and stockholders’ equity	$1,894,266	$1,568,531

See accompanying notes to the condensed consolidated financial statements.

Virgin America Inc. Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Operating revenues:
Passenger	$395,817	$366,089	$1,095,953	$1,015,162
Other	49,368	44,792	138,967	122,957
Total operating revenues	445,185	410,881	1,234,920	1,138,119
Operating expenses:
Salaries, wages and benefits	82,759	74,995	244,772	214,485
Aircraft fuel	76,566	86,480	218,237	268,781
Aircraft rent	47,901	47,088	143,008	137,779
Landing fees and other rents	41,389	38,128	121,286	106,181
Sales and marketing	35,845	32,632	103,663	89,715
Aircraft maintenance	17,112	15,838	50,844	42,327
Depreciation and amortization	10,582	4,465	27,860	12,792
Other operating expenses	42,377	37,387	133,497	109,150
Total operating expenses	354,531	337,013	1,043,167	981,210
Operating income:	90,654	73,868	191,753	156,909
Other expense:
Interest expense	(5,028)	(1,672)	(12,816)	(4,503)
Interest expense-related-party	(1,036)	(953)	(3,085)	(2,581)
Capitalized interest	—	1,100	635	3,409
Other income (expense), net	134	(95)	425	(2,523)
Total other expense	(5,930)	(1,620)	(14,841)	(6,198)
Income before income tax	84,724	72,248	176,912	150,711
Income tax expense	32,926	392	69,556	1,081
Net income	$51,798	$71,856	$107,356	$149,630
Net income per share:
Basic	$1.17	$1.65	$2.42	$3.45
Diluted	$1.15	$1.61	$2.39	$3.36
Shares used for computation:
Basic	44,407	43,642	44,319	43,375
Diluted	45,018	44,588	44,855	44,554

See accompanying notes to the condensed consolidated financial statements

Virgin America Inc. Consolidated Statements of Comprehensive Income (In thousands) (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Net income	$51,798	$71,856	$107,356	$149,630
Fuel derivative financial instruments:
Change in unrealized gains (losses) on fuel derivative instruments, net of tax benefit (expense) of $1,001 and $0 for the three months ended September 30, 2016 and 2015, and ($4,363) and $0 for the nine months ended September 30, 2016 and 2015	(1,646)	(17,359)	7,185	(15,808)
Net fuel derivative losses reclassified into earnings, net of tax benefit (expense) of ($174) and $0 for the three months ended September 30, 2016 and 2015, and ($6,370) and $0 for the nine months ended September 30, 2016 and 2015	287	4,921	10,491	29,236
Interest rate swap derivative financial instruments:
Change in unrealized losses on interest rate swaps, net of tax benefit of $572 for the nine months ended September 30, 2016	—	—	(973)	—
Net interest rate swap losses reclassified into earnings, net of tax expense of $30 and of $54 for the three and nine months ended September 30, 2016	48	—	120	—
Other comprehensive income (loss)	(1,311)	(12,438)	16,823	13,428
Total comprehensive income	$50,487	$59,418	$124,179	$163,058

See accompanying notes to the condensed consolidated financial statements

Virgin America Inc. Condensed Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Nine months ended September 30,
	2016	2015
Cash flows from operating activities	$204,858	$173,745
Cash flows from investing activities:
Acquisition of property and equipment	(249,264)	(115,135)
Pre-delivery payments for flight equipment	—	(5,805)
Net cash used in investing activities	(249,264)	(120,940)
Cash flows from financing activities:
Net proceeds of equity issuance	2,621	5,155
Proceeds of debt issuance	214,750	78,000
Debt issuance costs	(2,448)	(1,621)
Payment of long-term debt	(50,770)	(13,539)
Shares repurchased for tax withholdings	(1,818)	(3,736)
Net cash provided by financing activities	162,335	64,259
Net increase in cash and cash equivalents	117,929	117,064
Cash and cash equivalents, beginning of period	496,349	394,643
Cash and cash equivalents, end of period	$614,278	$511,707

Non-cash transactions:
Fixed assets in accounts payable	$13,968	$1,939
Non-cash loan borrowings on pre-delivery payments for flight equipment	—	17,416

See accompanying notes to the condensed consolidated financial statements

Virgin America Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

(1) Basis of Presentation
The condensed consolidated financial statements of Virgin America Inc. (the “Company”) for the three and nine months ended September 30, 2016 include the accounts of the Company and its variable interest entities, for which it was the primary beneficiary. These unaudited condensed consolidated financial statements and related notes should be read in conjunction with the Company's 2015 audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 (“2015 Form 10-K”).
These unaudited condensed consolidated financial statements have been prepared as required by the U.S. Securities Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) have been condensed or omitted as permitted by the SEC. The financial statements include all adjustments, including normal recurring adjustments and other adjustments, which are considered necessary for a fair presentation of the Company’s financial position and results of operations. Operating results for the periods presented herein are not necessarily indicative of the results that may be expected for the entire year. Certain prior year amounts have been reclassified to conform to current year presentation. These amounts were not material to any of the periods presented.
On April 1, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Alaska Air Group, Inc. (“Alaska Air Group” or “Parent”) and Alpine Acquisition Corp. ("Merger Sub"), its wholly-owned subsidiary. The Merger Agreement provides that Merger Sub will merge with and into the Company, with the Company surviving as a subsidiary of Parent (the “Merger”).
At the closing of the acquisition, the Company’s stockholders will receive the right to receive $57.00 in cash, without interest and less any applicable withholding taxes, for each share of Virgin America’s stock that they own. Immediately prior to the closing of the acquisition, each unexpired and unexercised option to purchase shares of the Company's common stock will vest and be canceled in exchange for the right to receive $57.00 in cash per share less the option exercise price for such option, each outstanding restricted stock unit will vest and be canceled in exchange for the right to receive $57.00 in cash, and each outstanding award of shares that is subject to restrictions based on performance or continuing service will vest and be converted into the right to receive $57.00 in cash per share. All consideration is payable without interest and subject to deduction for any required withholding tax.
The closing of the acquisition is subject to the approval by the Company's stockholders, performance by the parties of all their obligations under the Merger Agreement, regulatory approvals and the satisfaction of other customary closing conditions, as set forth in further detail in the Merger Agreement. The Company obtained stockholder approval on July 26, 2016 and anticipates that it will complete the transaction in the fourth quarter of 2016, however, the Company cannot predict with certainty whether and when any of the remaining required closing conditions will be satisfied or if the Merger will close.
For the three months and nine months ended September 30, 2016, the Company incurred $1.6 million and $7.7 million of costs related to the Merger Agreement.
New and Recently Adopted Accounting Standards
In August 2016, the Financial Accounting Standards Board (the “FASB”) issued an accounting standards update to address how certain cash receipts and cash payments are presented and classified in the statement of cash flows with the objective of reducing the existing diversity in practice. The update is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. The Company does not expect this accounting standards update to have a material impact on its consolidated financial statements.
In March 2016, the FASB issued an accounting standards update to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The amendments in this update are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods with early adoption permitted. The Company is in the process of evaluating the new guidance on its consolidated financial statements.
In February 2016, the FASB issued a comprehensive new leases standard that amends various aspects of existing accounting guidance for leases. It will require recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The main difference between current U.S. GAAP

Virgin America Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

and the amended standard is the recognition of lease assets and lease liabilities by lessees on the balance sheet for those leases classified as operating leases under previous U.S. GAAP. The accounting applied by a lessor is largely unchanged from that applied under current U.S. GAAP. As a result, the Company will have to recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term on the balance sheet. The guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company is in the process of evaluating the new guidance on its consolidated financial statements.
In August 2014, the FASB issued an accounting standards update to require evaluation of whether there are conditions and events that raise substantial doubt about an entity’s ability to continue as a going concern within one year after its financial statements are issued (or available to be issued when applicable) and, if so, disclosure of that fact. The standard requires the Company to make this evaluation for both annual and interim reporting periods, if applicable, and disclose whether its plans alleviate that doubt. The standard is effective for annual periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016. The Company does not expect this accounting standards update to have an impact on its consolidated financial statements.
In May 2014, the FASB and the International Accounting Standards Board (“IASB”) jointly issued a comprehensive new revenue recognition standard that will replace most existing revenue recognition standards under U.S. GAAP and International Financial Reporting Standards (“IFRS”). The new standard will require the Company to recognize revenue when goods or services are transferred to customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. As a result, the Company will need to use more judgments and estimates to determine when and how revenue is recognized than U.S. GAAP currently requires. In August 2015, the FASB issued an accounting standards update that provides a one-year deferral of the effective date for the new revenue standard for public and non-public entities, resulting in an effective date for the Company of January 1, 2018. In March 2016, the FASB issued an accounting standards update to improve the operability and understandability of the implementation guidance on principal versus agent considerations in the new revenue recognition standard. In April 2016, the FASB issued an accounting standards update to improve the guidance and reduce the cost and complexity of applying the guidance on identifying performance obligations in a contract and to improve the operability and understandability of the licensing implementation guidance in the new revenue recognition standard. In May 2016, the FASB issued an accounting standards update to make several narrow scope improvements and to provide a practical expedient for contract modifications at transition. The Company believes the most significant effect of the accounting standards update will be the elimination of the incremental cost method for frequent flyer accounting, which would require the Company to re-value its liability earned by customers associated with flights points with a relative fair value approach. The Company is in the process of evaluating the new guidance on its consolidated financial statements.

(2)	Fair Value
The accounting guidance establishes a fair value hierarchy as follows:

Level 1	Observable inputs such as quoted prices in active markets for identical assets or liabilities.

Level 2
Observable inputs other than Level 1 prices such as quoted prices in active markets for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term for the assets or liabilities.

Level 3	Unobservable inputs in which there is little or no market data and that are significant to the fair value of the assets or liabilities.

Virgin America Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

The following is a listing of the Company’s assets and liabilities required to be measured at fair value on a recurring basis and where they are classified within the fair value hierarchy as of September 30, 2016 and December 31, 2015 respectively (in thousands):

	September 30, 2016
	Level 1	Level 2	Level 3	Total
Assets (Liability)
Cash equivalents	$511,827	$—	$—	$511,827
Restricted cash	21,559	—	—	21,559
Heating oil swaps - fuel derivative instruments	—	441	—	441
Jet fuel swaps - fuel derivative instruments	—	2,313	—	2,313
	$533,386	$2,754	$—	$536,140

	December 31, 2015
	Level 1	Level 2	Level 3	Total
Assets (Liability)
Cash equivalents	$419,176	$—	$—	$419,176
Restricted cash	19,800	—	—	19,800
Heating oil swaps - fuel derivative instruments	—	(17,895)	—	(17,895)
Jet fuel swaps - fuel derivative instruments	—	(9,655)	—	(9,655)
Interest rate swaps	—	155	—	155
	$438,976	$(27,395)	$—	$411,581
The following are estimated fair values of the Company's debt at September 30, 2016 (in thousands):

	Carrying value	Estimated fair value
Third-party debt:
Aircraft-related term loans	$392,430	$386,718
Term loan credit facility	40,000	40,000
Related-party debt:
Virgin Group	45,505	52,277
The estimated fair values of the Company’s related-party debt and aircraft-related term loans were based on rates currently offered for debt with similar maturities and terms. The carrying value of the airport slots term loan credit facility approximated fair value because it has a variable interest rate that approximates rates that would currently be available to the Company on borrowings for similar assets. The Company uses significant unobservable inputs in determining discounted cash flows to estimate the fair value, and therefore, such amounts are categorized as Level 3 in the fair value hierarchy.

(3)	Financial Derivative Instruments and Risk Management
(a)    Fuel Derivatives
To manage economic risks associated with the fluctuations of aircraft fuel prices, since 2012, the Company has hedged a targeted percentage of its forecasted fuel requirements over the following 12 months with a rolling strategy of entering into call options for crude oil and collar contracts for heating oil in the longer term, three to 12 months before the expected fuel purchase date; then prior to maturity of these contracts, within three months of the fuel purchase, the Company exited these contracts by entering into offsetting trades and locking in the price of a percentage of its fuel requirements through the purchase of fixed forward pricing (“FFP”) contracts in jet fuel. In 2015, the Company changed its fuel hedging program strategy by discontinuing the purchase of call options and collars, and began utilizing forward swaps on jet fuel, heating oil and crude oil to lock in future fuel purchase prices.

Virgin America Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

The Company’s remaining heating oil collars matured by the end of the second quarter 2015 and the remaining Brent call options matured by the end of the third quarter 2015.
The Company utilizes FFP contracts with its fuel service provider as part of its risk management strategy, wherein fixed prices are negotiated for set volumes of future purchases of fuel. The Company takes physical delivery of the future purchases. The Company has applied the normal purchase and normal sales exception for these commitments. The Company did not have any commitments related to FFP contracts outstanding at September 30, 2016.
The Company designates the majority of its fuel hedge derivatives contracts as cash flow hedges under the applicable accounting standard, if they qualify for hedge accounting. Under hedge accounting, all periodic changes in the fair value of the derivatives designated as effective hedges are recorded in accumulated other comprehensive income (loss) (AOCI) until the underlying fuel is purchased, at which point the deferred gain or loss will be recorded as fuel expense. In the event that the Company’s fuel hedge derivatives do not qualify as effective hedges, the periodic changes in fair value of the derivatives are included in fuel expense in the period they occur. If the Company terminates a fuel hedge derivative contract prior to its settlement date, the cumulative gain or loss recognized in AOCI at the termination date will remain in AOCI until the terminated intended transaction occurs. In the event it becomes improbable that such event will occur, the cumulative gain or loss is immediately reclassified into earnings. All cash flows associated with purchasing and settling of fuel hedge derivatives are classified as operating cash flows in the accompanying condensed consolidated statements of cash flows.
(b)    Interest Rate Swaps
The Company enters into interest rate swaps to protect against adverse fluctuations in interest rates associated with variable rate debt financing by reducing its exposure to variability in cash flows related to the future interest payments on the financing for committed aircraft. The interest rate swaps are designated cash flow hedges. The Company has no active swaps as of September 30, 2016. The AOCI loss balance of $2.0 million at September 30, 2016 relates to interest rate swaps that matured in 2015 and 2016, which is being amortized to interest expense over the term of the debt in the accompanying consolidated statements of operations.
(c)    Summary of Derivative Instruments
All of the Company's derivatives were designated as cash flow hedges at September 30, 2016 and December 31, 2015. The following tables present the fair value of derivative assets and liabilities that are designated as hedging instruments, as well as the location of the asset and liability balances within the condensed consolidated balance sheets as of September 30, 2016 and December 31, 2015 (in thousands):

Derivatives designated as cash flow hedges	Consolidated balance sheet location	Fair value of derivatives as of
		September 30, 2016	December 31, 2015
Fuel derivative instruments—Heating oil swaps	Current liabilities	$—	$(17,895)
Fuel derivative instruments—Jet fuel swaps	Current liabilities	—	(9,655)
Total current liabilities		$—	$(27,550)

Fuel derivative instruments—Heating oil swaps	Current assets	$441	$—
Fuel derivative instruments—Jet fuel swaps	Current assets	2,313	—
Interest rate swaps	Current assets	—	155
Total current assets		$2,754	$155
As of September 30, 2016, the Company had no collateral deposited to comply with margin call requirements. As of December 31, 2015, the Company had deposited $9.7 million as collateral with two of its counterparties to comply with margin call requirements related to derivative losses that exceeded the portfolio’s credit limit. The Company recorded margin call deposits in other current liabilities in the accompanying condensed consolidated balance sheet as an offset to fuel hedge liability. Total fuel hedge net current assets was $2.8 million at September 30, 2016, and at December 31, 2015, the total current liability was $17.9 million.

Virgin America Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

The following table summarizes the effect of derivative instruments in the condensed consolidated statements of operations for the three and nine months ended September 30, 2016 and 2015 (in thousands):

Derivatives accounted for as hedging instruments under ASC 815	Consolidated financial statement location	Gains (losses) on derivative contracts for the three months ended		Gains (losses) on derivative contracts for the nine months ended
		September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Fuel derivative instruments	Aircraft fuel expense	$(379)	$(5,340)	$(18,125)	$(29,774)
Interest rate swaps	Interest expense	78	—	174	—
Total impact to the consolidated statements of operations		$(301)	$(5,340)	$(17,951)	$(29,774)

Derivatives not accounted for as hedging instruments under ASC 815	Consolidated financial statement location	Gains (losses) on derivative contracts for the three months ended		Gains (losses) on derivative contracts for the nine months ended
		September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Fuel derivative instruments	Aircraft fuel expense	$—	$(1,242)	$—	$(889)
Total impact to the consolidated statements of operations		$—	$(1,242)	$—	$(889)
At September 30, 2016, the Company estimates that approximately $2.7 million of net fuel derivative gains related to its cash flow fuel hedges included in accumulated other comprehensive income will be reclassified into earnings within the next 12 months.
At September 30, 2016, the Company estimates that approximately $0.3 million of net derivative losses related to its interest rate swaps included in accumulated other comprehensive income will be reclassified into earnings within the next 12 months.
The effect of derivative instruments designated as cash flow hedges and the underlying hedged items on the condensed consolidated statements of operations for three and nine months ended September 30, 2016 and 2015, respectively, is summarized as follows (in thousands):

Derivatives designated as cash flow hedges	Amount of gain (loss) recognized in AOCI on derivatives (Effective portion)		Gain (loss) reclassified from AOCI into income (Fuel expense or interest expense) (Effective portion)		Amount of gain (loss) recognized into income (Ineffective portion)
	Three months ended		Three months ended		Three months ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Fuel derivative instruments	$(2,647)	$(16,221)	$(461)	$(4,921)	$82	$(419)
Interest rate swaps	—	(1,138)	(78)	—	—	—

Virgin America Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Derivatives designated as cash flow hedges	Amount of gain (loss) recognized in AOCI on derivatives (Effective portion)		Gain (loss) reclassified from AOCI into income (Fuel expense or interest expense) (Effective portion)		Amount of gain (loss) recognized into income (Ineffective portion)
	Nine months ended		Nine months ended		Nine months ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Fuel derivative instruments	$11,548	$(14,712)	$(16,861)	$(29,236)	$(1,264)	$(538)
Interest rate swaps	(1,545)	(1,096)	(174)	—	—	—
The notional amounts of the Company’s outstanding derivatives are summarized as follows (gallons in millions):

	September 30, 2016	December 31, 2015
Derivatives designated as hedging instruments:
Fuel derivative instruments—Heating oil swaps (gallons)	1	38
Fuel derivative instruments—Jet fuel swaps (gallons)	8	25
Interest rate swaps (dollars)	$—	$34
As of September 30, 2016, the Company had entered into fuel derivative contracts for approximately 17% of its forecasted aircraft fuel requirements for the fourth quarter of 2016 at a weighted-average cost per gallon of $1.16, excluding related fuel taxes.
The Company presents its derivative instruments at net fair value in the accompanying condensed consolidated balance sheets. The Company’s master netting arrangements with counterparties allow for net settlement under certain conditions. As of September 30, 2016 and December 31, 2015, no fuel derivative or interest rate swap amounts were available for offset.

(4)	Long-Term Debt
During the first half of 2016, the Company took delivery of five aircraft as scheduled. Simultaneously, the Company executed financing agreements totaling $168.2 million with senior debt facilities subject to 12-year repayment terms with an average interest rate of 3.9% and $31.1 million with subordinated debt facilities subject to seven-year repayment terms with an average interest rate of 6.5%. Principal and interest are payable quarterly in arrears. Loans related to two aircraft are pre-payable any time. Loans related to the other three aircraft are not pre-payable prior to the third anniversary of the delivery date (for two aircraft) or issuance date (for one aircraft) and are pre-payable at par thereafter, subject to payment of early termination charges, if applicable. The debt agreements have no financial covenants.
In 2016, the Company financed $15.5 million of the purchase price of two spare engines acquired in the past year with debt facilities subject to 7-year repayment terms and at a 90-day floating rate based on LIBOR. Principal and interest are payable quarterly in arrears. The loans related to the engines are not pre-payable prior to the third anniversary of the delivery date and are pre-payable at par thereafter. The debt agreements have no financial covenants.
Long-term debt including accrued paid-in-kind interest consisted of the following as of September 30, 2016 and December 31, 2015 (in thousands):

Virgin America Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

	September 30, 2016	December 31, 2015
Third-party debt:
Aircraft-related term loans	$392,430	$193,618
Pre–delivery payment loans	—	34,823
Term loan credit facility	40,000	40,000
Total third-party debt	432,430	268,441
Related-party debt:
Virgin Group	54,774	52,808
Total debt	487,204	321,249
Less: current maturities	(30,581)	(48,843)
Less: unamortized debt issuance costs	(5,968)	(3,121)
Less: discount on Virgin Group debt	(9,269)	(10,387)
Long–term debt	$441,386	$258,898
In connection with three of the 2015 aircraft-related term loans and three of the 2016 aircraft-related term loans, special purpose entities were formed to authorize and issue senior and junior secured notes and to acquire, finance, own and lease to the Company certain aircraft. Under variable interest entity accounting guidelines, the Company consolidated these entities because the Company is the primary beneficiary. As of September 30, 2016, the entities' assets consisted of six aircraft leased to the Company and its only liabilities consisted of notes payable in relation to the financing of such aircraft.

(5)	Contingencies and Commitments

(a)	Contingencies
The Company is subject to legal proceedings, claims and investigations arising in the ordinary course of business. While the outcome of these matters is currently not determinable, the Company does not expect that the ultimate costs to resolve these matters will have a material adverse effect on its condensed consolidated financial position, results of operations or cash flows.
The Company is party to routine contracts under which it indemnifies third parties for various risks. The Company has not accrued any liability for these indemnities, as the amounts are not determinable nor estimable.
In its aircraft-related agreements, as is typical of commercial arrangements made in order to purchase, finance and operate commercial aircraft, the Company indemnifies the manufacturer, the financing parties and other related parties against liabilities that arise from the manufacture, design, ownership, financing, use, operation and maintenance of the aircraft for tort liability, whether or not these liabilities arise out of or relate to the negligence of these indemnified parties, except for their gross negligence or willful misconduct. The Company believes that it will be covered by insurance subject to deductibles for most tort liabilities and related indemnities as described above with respect to the aircraft the Company will operate. Additionally, if there is a change in the law that results in the imposition of any reserve, capital adequacy, special deposit or similar requirement the result of which is to increase the cost to the lender, the Company will pay the lender the additional amount necessary to compensate the lender for the actual cost increase. The Company cannot estimate the potential amount of future payments under the foregoing indemnities.

(b)	Commitments
In December 2010, the Company entered into a purchase agreement with Airbus for 60 A320 aircraft, including 30 A320neo aircraft, the first commercial order for the new eco-efficient engine option. Under the terms of the Company’s aircraft purchase agreement, the Company is committed to making pre-delivery payments at varying dates prior to delivery.
In December 2012, the Company amended its 2010 aircraft purchase agreement with Airbus reducing its order of 60 A320 aircraft to 40 aircraft and deferring delivery dates to begin in 2015. Under the amended agreement, the Company also obtained cancellation rights for the last 30 of the 40 aircraft, which cancellation rights are exercisable in groups of five aircraft three years prior to the stated delivery periods in 2020 to 2022, subject to loss of deposits

Virgin America Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

and credits as a cancellation fee. All of the deposits have been reapplied according to the new delivery schedule except for $11.0 million which was converted into a credit earned upon delivery of the last 10 of the 40 aircraft.
The Company evaluated the recoverability of the deposits, credits and related capitalized interest in connection with the anticipated purchase of aircraft in future periods and determined them to be recoverable. If the Company ultimately exercises its cancellation rights for up to 30 aircraft, it would incur a loss of deposits and credits of up to $26.0 million as a cancellation fee. Because the Company concluded that the deposits and credits are recoverable and that it is not likely to incur cancellation fees, the Company did not record such fees and maintained such deposits as pre-delivery payments in its accompanying condensed consolidated balance sheet as of September 30, 2016.
The Company had six spare engines on hand as of September 30, 2016, four of which were leased under operating lease contracts and two of which were purchased in the past twelve months. During 2016, the Company financed $15.5 million of the purchase price of the two engines with debt facilities in each case subject to a 7-year repayment term and a 90 day floating interest rate based on three month LIBOR.

(6)	Related-Party Transactions
The Company licenses the use of its brand name from certain entities affiliated with Virgin Enterprises Limited, a company incorporated in England and Wales (“VEL”). VEL is an affiliate of one of the Company’s largest stockholders, the Virgin Group, which has an employee who sits on the Company's board of directors. In connection with the recapitalization agreement the Company entered into in November 2014, the annual license fee to the Virgin Group increased from 0.5% to 0.7% of total revenue starting January 1, 2016. The annual license fee increase will resume at 0.5% once the Company’s total revenue for four consecutive quarters exceeds $4.5 billion. The Company paid license fees of $3.1 million and $2.1 million for the three months ended September 30, 2016 and 2015 and $8.1 million and $5.7 million for the nine months ended September 30, 2016 and 2015. The Company has accrued unpaid royalty fees of $3.1 million and $2.0 million at September 30, 2016 and December 31, 2015.
As of September 30, 2016, the Virgin Group, through its affiliates including Virgin Group Holdings Limited, owned approximately 18.2% of the Company’s issued and outstanding voting stock and all of the outstanding related-party debt. In order to comply with requirements under U.S. law governing the ownership and control of U.S. airlines, at least 75% of the voting stock of the Company must be held by U.S. citizens and at least two-thirds of the Company's board of directors must be U.S. citizens. U.S. citizen investors own over 75% of the voting stock of the Company, of which Cyrus Aviation Holdings, LLC, the largest single U.S. investor, owned approximately 27.7% as of September 30, 2016.
As of September 30, 2016, 9.6% of the Company’s $472.0 million debt was held by related-party investors. The Company incurred $1.0 million of related-party interest expense for both the three months ended September 30, 2016 and 2015 and $3.1 million and $2.6 million for the nine months ended September 30, 2016 and 2015. Commencing in November 2014, the Company began to incur an annual commitment fee on the $100.0 million Letter of Credit Facility issued by the Virgin Group. The fee was equal to 5.0% per annum of the daily maximum amount available to be drawn, accruing on a daily basis from the date of issuance and was payable quarterly. In June 2015, the Company canceled the Letter of Credit Facility in conjunction with the elimination of its credit card holdback requirement and stopped incurring related commitment fees. For the nine months ended September 30, 2015, the Company recorded $2.5 million in commitment fees related to this Letter of Credit Facility in other income (expense) in the accompanying condensed consolidated statement of operations.

(7)	Income Taxes
The provision for income taxes for the three and nine months ended September 30, 2016 was $32.9 million and $69.6 million as compared to $0.4 million and $1.1 million for the three and nine months ended September 30, 2015. The Company’s effective tax rate was approximately 38.9% and 39.3% for the three and nine months ended September 30, 2016 compared to 0.5% and 0.7% for the three and nine months ended September 30, 2015. The differences were primarily related to the effects of the valuation allowance the Company had on its deferred tax assets through the first three quarters of 2015 that was fully released as of December 31, 2015. The effective tax rates for the three and nine months ended September 30, 2016 differ from the statutory rate of 35% primarily as a result of state taxes, nondeductible meals and entertainment expenses, and nondeductible merger-related costs.

Virgin America Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

(8)	Net Income Per Share
Employee equity share options and unvested stock and stock units granted by the Company are treated as potential common shares outstanding in computing diluted earnings per share. Diluted shares outstanding include the dilutive effect of in-the-money options, unvested restricted stock and stock units, and shares to be issued under the Company's ESPP. The dilutive effect of such equity awards is calculated based on the average share price for each fiscal period using the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options, the amount of compensation cost for future service that the Company has not yet recognized, and the amount of tax benefits that would be recorded in additional paid-in capital when the award becomes deductible are collectively assumed to be used to repurchase shares.
The following table sets forth the computation of the Company’s basic and diluted net income for the periods presented (in thousands, except per share data):

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
BASIC:
Net income	$51,798	$71,856	$107,356	$149,630
Weighted-average common shares outstanding	44,407	43,642	44,319	43,375
Basic net income per share	$1.17	$1.65	$2.42	$3.45
DILUTED:
Net income	$51,798	$71,856	$107,356	$149,630
Weighted-average common shares outstanding-basic	44,407	43,642	44,319	43,375
Effect of dilutive potential common shares	611	946	536	1,179
Weighted-average common shares outstanding-diluted	45,018	44,588	44,855	44,554
Diluted net income per share	$1.15	$1.61	$2.39	$3.36
The following director and employee stock awards were excluded from the calculation of diluted net income per share because their effect would have been anti-dilutive for the periods presented (share data, in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Stock option awards	—	1	—	9
Restricted stock units	—	1	—	1
ESPP	—	—	34	—